Exhibit 2

                                                       ASSET PURCHASE AGREEMENT

         This Agreement ("Agreement") is entered into as of April 19, 2004, by and between Americana Publishing, Inc., a Colorado corporation (ABPH.OB) ("Americana"), on the one hand and Action Media Group, L.L.C., a California limited liability company
("Action"), Joseph D. Agliozzo ("Agliozzo"), Benjamin L. Padnos ("Padnos") and Peter C. Ocampo ("Ocampo"), on the other hand.
Agliozzo, Padnos and Ocampo are collectively referred to herein as the "Members."

         In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

                                                               ARTICLE I
                                                      PURCHASE AND SALE OF ASSETS
1.1.     Sale and Transfer of Assets.  Subject to the terms and conditions set forth in this Agreement, Action agrees to sell, convey, transfer, assign and deliver to Americana, and Americana agrees to purchase from Action, all of the business, properties and assets of Action of every kind, character, and description, whether tangible, intangible, real, personal, or mixed, and wherever located, including, but not limited to, accounts receivables, revenue, notes, claims, choses in action, software, data bases, insurance policies, licenses, equipment, fixtures, executory contracts, agreements and orders, royalty rights, deposits, inventions, patents, trademarks, copyrights and applications for any patents, trademarks or copyrights, trade secrets, web sites, universal resource locators (URLs), data and any other assets used in connection with the business and operations of Action free and clear of all liabilities, liens, security interests, claims, obligations, and encumbrances of any kind what so ever (collectively referred to as the "Purchased Assets").  The Purchased Assets shall also include without limitation the following specific assets:
1.1.1.   All property listed as assets of Action in Schedule 1.1.1;
1.1.2.   Any and all rights in the tradenames "Coreflix" and any names confusingly similar thereto, any other names used by Action in its business (except for the name "Action Media Group, LLC," which shall be retained by Action) and other intellectual property associated with its business;
1.1.3.   the web sites with a URL: www.coreflix.com, www.coreflix.net, www.coreflix.org (collectively, the "Websites");
1.1.4.   Goodwill, as a going business concern and all corporate names (except for the name "Action Media Group, LLC," which shall be retained by Action);
1.1.5.   All hardware currently used by Action to operate the Websites, including, but not limited to, any servers;
1.1.6.   All current and former customer or subscriber lists, including all customers or subscribers to the Websites, and any contracts or agreements with other parties for advertising or sponsorship of the Websites;
1.1.7.   Any and all trademarks, service marks or any other intellectual property;
1.1.8.   All software, software licenses and source code;
1.1.9.   All branded merchandise and promotional materials; and
1.1.10.  All other supplies, materials, equipment, machinery, tools, supplies, furniture, fixtures, inventory, files and records.
1.2      Assumption of Liabilities. Americana shall assume the liabilities of Action set forth on Schedule 1.2 (collectively, the
"Assumed Liabilities"), including without limitation, all liabilities arising out of or related to the ownership and/or operation of the Purchased Assets on and after the Closing.
1.3      No Assumption of Liabilities.  Except for the Assumed Liabilities, Americana shall in no event assume or be responsible for any liabilities, liens, security interests, claims, obligations or encumbrances of Action, contingent or otherwise.  Subject to
Section 8.1 hereof, in addition, Action shall continue to be liable for any damages, liabilities, expenses or costs arising out of any claims of infringement of any third party intellectual property rights.
1.4      Purchase Price.
1.4.1    Common Stock.  In exchange for all of the Purchased Assets, and other consideration provided to Americana herein, Americana shall issue and deliver to the Members an aggregate of 8,000,000 shares (the "Shares") of restricted common stock  ("Common Stock")
of Americana.  Such shares shall be evidenced by three (3) stock certificates issued to Members as follows:
1.4.1.1  a Stock Certificate representing 3,680,000 shares of Common Stock, in the name of Joseph D. Agliozzo.
1.4.1.2  a Stock Certificate representing 3,680,000 shares of Common Stock, in the name of Benjamin L. Padnos.
1.4.1.3  a Stock Certificate representing 640,000 shares of Common Stock, in the name of Peter C. Ocampo.
1.4.2    Price Protection.  Provided that neither Action nor any Member is in breach of any obligations hereunder, for a period of six (6) months commencing from the date the Shares are tradable on the Over-the-counter Bulletin Board (whether pursuant to an effective registration statement or pursuant to an available exemption from registration) (such six month period being referred to herein as the "Price Protection Period"), if a Member ("Selling Member") sells any Shares during the Price Protection Period (the
"Protected Shares") at an Effective Price (defined below) less than $0.015625 per share (as adjusted for stock splits, stock dividends, reverse stock splits, and the like), Americana shall deliver to the Selling Member a payment so that the Effective Price of such Protected Shares shall increase to $0.015625 per share (the "Price Protection Payment").  Effective Price shall mean the total sale proceeds from the sale of Protected Shares divided by the total number of shares sold during the Price Protection Period.
Americana shall, within thirty (30) days after the Price Protection Period, be obligated to make such payment in cash.  However, at
Americana's sole discretion, Americana may elect to pay the Price Protection Payment, or any portion thereof, in restricted Common
Stock of Americana priced at a 25% discount to the average closing bid price for the five trading days immediately preceding the date of the election.  The Price Protection Payment shall apply solely to the 8,000,000 Shares acquired hereunder, and not to any other shares acquired or sold by the Selling Member in any other transactions.  Accordingly, Americana shall not be obligated to make any
Price Protection Payment unless (1) the Selling Member has held the Protected Shares separate from any other shares of Common Stock of Americana (and, specifically, the Protected Shares shall not be held in a brokerage account commingled with other shares of
Americana) and (2) provides evidence reasonably satisfactory to Americana that the Protected Shares were in fact sold during the
Price Protection Period and the amounts realized from each sale (i.e., copies of brokerage account statements with detailed sales history showing trade dates, number of shares, and sale price).

                                                              ARTICLE II
                                         REPRESENTATIONS AND WARRANTIES OF ACTION AND MEMBERS

         Action and each of the Members, severally (and not jointly or jointly and severally), represent and warrant to Americana that:

         2.1.     Financial  Statements.  Schedule  2.1 of this  Agreement  sets forth the balance  sheets of Action as of December 31,
2002, as of December 31, 2003 and as of March 31, 2004, the Profit & Loss  Statements  for March 2004, the Income  Statement for fiscal year 2003, and from January to February 2004 (the "Financial  Statements").  The Financial  Statements  present fairly, in all material respects, the financial position of Action as of their respective dates.

         2.2.     Absence of Specified Changes.  Since February 29, 2004, there has not been any:

                      2.2.1.  material adverse change in the financial condition, liabilities, assets, business, or prospects of
Action;

                      2.2.2.  destruction, damage to, or loss of any assets of Action (whether or not covered by insurance), which are the subject of this Agreement, that materially and adversely affects the financial condition, business or prospects of Action;

                      2.2.3.  labor trouble or other event or condition of any character materially and adversely affecting the financial condition, business, assets, or prospects of Action;

                      2.2.4.  change in accounting methods or practices, including, without limitation, any change in depreciation or amortization policies or rates by Action;

                      2.2.5.  increase in the salary or other compensation payable or to become payable by Action to any of Action's employees, or the declaration, payment, commitment or obligation of any kind for the payment by Action of a bonus or any other additional salary or compensation to any such person, in excess of the rates paid during the calendar year 2003;

                      2.2.6.  sale or transfer of any asset of Action or cancelled any debts or claims except in each case in the ordinary course of business; and in any event, not in an aggregate amount which is material;

                      2.2.7.  amendment or termination of any contract, agreement, or license to which Action is a party, except in the ordinary course of business;

                      2.2.8.  loan by Action to any person or entity or guaranty by Action of any loan which affects Americana's liability under this Agreement;

                      2.2.9.  mortgage, pledge, or other encumbrance of any of the  assets of Action which are the subject of this
Agreement;

                      2.2.10.  waiver or release of any right or claim of Action which affects Americana's liability under this
Agreement except in the ordinary course of business;

                      2.2.11.  other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets of Action, which would affect Americana's liability under this Agreement; and

                      2.2.12.  agreement by Action to do any of the things described in the preceding clauses.

         2.3.     Action's Liabilities.  Other than as set forth on Schedule 2.3, there are no outstanding liabilities or obligations of Action of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, in excess of $5,000 in the aggregate, other than (a) in the amounts set forth in the Financial Statements, and (b) liabilities or obligations incurred since the date of the Financial Statements in the ordinary course of Action's business less than $5,000.

           2.4.   Tax Returns and Audits.  Within the times and in the manner prescribed by law, Action has filed all Federal, state and local tax returns required by law and has paid all taxes, assessments, and penalties due.

           2.5.   Assets of Business.

                           2.5.1.  Other Tangible Personal Property.  Schedule 2.5.1 is a complete and accurate schedule describing and specifying the location of the Purchased Assets.  The property listed in Schedule 2.5.1 constitutes all such tangible personal property necessary for the conduct by Action of its business as now conducted.  Except as stated in Schedule 2.5.1, no personal property used by Action in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of Action.

                      2.5.2.  Intellectual Property.  Schedule 2.5.2 is a schedule of all of the service marks, copyrights, franchises, software, patents, licenses, trademarks, trade names, URLs and other similar intangible assets maintained, owned, used, held for use or otherwise held or licensed by Action in connection with the business of Action any (including any and all applications, registrations, extensions and renewals relating thereto), and all of the rights, benefits and privileges associated therewith (collectively, "Intellectual Property").  The Intellectual Property has not infringed, and is not now infringing, on any third party intellectual property rights except for any such infringement which would not have, individually or in the aggregate, a material adverse effect on the business of Action.  Action owns, or holds adequate licenses or other rights to use all of the intellectual property necessary for its business as now conducted by Action.

                  2.5.3.  Netflix Patent.   Action has not received any notification or communication from Netflix that Action's business or Intellectual Property  infringes or allegedly infringes on any patent or other intellectual property owned by
Netflix.com, Inc., including but not limited to U.S. Patent Number 6,584,450.

                  2.5.4.  Trade Secrets.  Schedule 2.5.4 is a true and complete list of Action's trade secrets, computer programs, routines, and other data.  The specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth with it in that Exhibit.  Each trade secret's documentation is current and accurate so as to allow its full and proper use by Americana without reliance on the special knowledge or memory of others.  Action is the sole owner of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in Schedule 2.5.4.  Action has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, discovered, or derived these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Action and not to be divulged or misused.  All these trade secrets are, to Action's knowledge, presently valid and protectible, and are not part of the public knowledge or literature, nor to Action's knowledge have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Action.

         2.6.     Title to Purchased Assets.  Action has good and marketable title to all its assets and interest in the Purchased
Assets and has full power and authority to sell, assign and transfer to Americana all of the Purchased Assets free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, or restrictions, except for (i) those described in the various Schedules and Exhibits, (ii)
the lien of current taxes not yet due and payable, (iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets, nor materially impair business operations.  All of the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted.
Action is in possession of all premises leased to Action from others.  Neither Action nor any employee of Action nor a spouse, child, or other relative of any of these persons owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Action or in any copyrights, trade marks, trade names, or trade secrets licensed by Action.  Action does not occupy any real property in violation of any law, regulation or decree.

         2.7.     Existing Employment Contracts.  Action does not have any employees, other than its Members and is not a party to any employment contracts, collective bargaining agreements, pension, bonus, profit sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits.

         2.8.     Insurance Policies.  Schedule 2.8 is a description of all insurance policies held by Action concerning its business and properties.  All these policies are in the respective principal amounts set forth in Schedule 2.8.

         2.9.     Casualty Loss.  Action assumes all risk of loss, destruction, or damage due to fire or other casualty up to the physical transfer of the Purchased Assets to Americana, and Americana shall have the right to terminate this Agreement if Action's business is curtailed or interrupted prior to the Closing by such loss, destruction or damage.

         2.10.    Other Contracts.  Action is not a party to, nor is its property bound by, any agreements except those listed in
Schedule 2.10, copies of which have been furnished or made available to Americana.  There is no default or event that with notice or lapse of time, or both, would constitute a default (a) by Action, or (b) to Action's best knowledge, by any other party, to any of these agreements.  Action has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements.  Action is not a party to, nor is its property bound by, any agreement that is materially adverse to the business, property, or financial condition of Action.

         2.11.    Compliance with Laws.  Action has complied with, and is not in violation of, applicable Federal, state, or local statutes, laws, and regulations, including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation affecting its property or the operation of its business, except for such failures or violations which would not have, individually or in the aggregate, a material adverse effect on the business of Action.

         2.12.    Litigation.  There are no suits actions, arbitrations, legal, administrative or other proceedings, or governmental investigations pending or, to the best knowledge of Action, threatened against or affecting Action or its business, assets, or financial condition.  Action is not in default with respect to any order, writ, injunction, or decree of any Federal, state or local or foreign court, department, agency or instrumentality.

         2.13.    Agreement will not Cause Breach or Violation.  The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:

                           2.13.1.  A breach of any term or provision of this Agreement;

                           2.13.2.  A default or any event that with notice or lapse of time, or both, would be a default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which Action is a party or by which it or its property is bound;

                           2.13.3.  An event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Action; or

                           2.13.4.  The creation or imposition of any lien, charge or encumbrance on any of the properties of Action.

         2.14.    Authority and Consents.  Action and each Member has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement and no approvals or consents of any persons other than Action is necessary in connection with it.  The Members own 100% of the membership interests of Action.

         2.15.    Interest in Customers, Suppliers and Competition.  Except as set forth in Schedule 2.15, neither Action nor any employee of Action, nor any spouse, child, or relative of any of them, has any direct or indirect interest in any competitor, supplier, or customer of Action or in any person from whom or to whom Action leases any real or personal property, or in any other person with whom Action is doing business.

         2.16.    Full Disclosure.  None of the representations and warranties made by Action or made in any documents furnished or to be furnished by Action, or on its behalf, contains or will contain any untrue statement of a material fact, or omit any material fact, the omission of which would be materially misleading.

         2.17.    Risk Factors.  Each Member understands that its investment in the Shares involves a high degree of risk.
Accordingly, each Member (i) has been provided with sufficient information with respect to the business of Americana for each Member to determine the suitability of making an investment in Americana and such documents relating to Americana as each Member has requested and each Member has carefully reviewed the same, (ii) has been provided with such additional information with respect to
Americana and its business and financial condition as each Member, or each Member's agent or attorney, has requested, and (iii) has had access to management of Americana and the opportunity to discuss the information provided by management of Americana and any questions that each Member had with respect thereto have been answered to the full satisfaction of each Member.  In addition, each
Member has obtained and reviewed from the EDGAR Web site of the Securities and Exchange Commission (the "Commission") all of
Americana's public filings filed prior to the Closing Date, including but not limited to Americana's annual and quarterly reports, and reports filed on Form 8-K (hereinafter referred to collectively as the "Reports").  Each Member has received in writing from
Americana such other information concerning its operations, financial condition and other matters as the Members have requested (such other information is collectively, the "Other Written Information"), and considered all factors Members deem material in deciding on the advisability of investing in the Shares.

         2.18.    Information on Member.  Each Member is an "accredited investor", as such term is defined in Regulation D promulgated by the Commission under the Securities Act of 1933, as amended (the "1933 Act"), is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Members to utilize the information made available by Americana to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  Each Member has the authority and is duly and legally qualified to purchase and own the Shares.  Each Member is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

         2.19.    Restricted Securities.  Each Member understands and agrees that the Shares have not been registered under the 1933
Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of the Members contained herein), and that such
Shares must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or are exempt from such registration.

         2.20.    Shares Legend.  The Shares shall bear the following or similar legend:

                  THE SHARES  REPRESENTED  BY THIS  CERTIFICATE  HAVE NOT BEEN  REGISTERED  UNDER THE  SECURITIES ACT OF 1933.
                  THESE  SHARES MAY NOT BE SOLD,  OFFERED FOR SALE,  PLEDGED OR  HYPOTHECATED  IN THE ABSENCE OF AN  EFFECTIVE
                  REGISTRATION  STATEMENT  UNDER SUCH SECURITIES ACT OR ANY APPLICABLE  STATE  SECURITIES LAW OR AN OPINION OF
                  COUNSEL REASONABLY SATISFACTORY TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                                                              ARTICLE III
                                                      AMERICANA'S REPRESENTATIONS

Americana hereby represents and warrants to Action and the Members that:

         3.1.     Due Incorporation.  Americana is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  Americana is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of Americana or its subsidiaries.

         3.2.     Authority; Enforceability.  This Agreement and any other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by Americana and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and Americana has full corporate power and authority necessary to enter into this Agreement and such other agreements delivered together with this
Agreement or in connection herewith and to perform its obligations hereunder and under all other agreements entered into by Americana relating hereto.

         3.3.     Issuance of Shares.  When issued all of the Shares will be duly authorized, validly issued, fully paid and non-assessable.

                                                              ARTICLE IV
                                                  ACTION'S OBLIGATIONS BEFORE CLOSING

Action covenants, from the date of this Agreement until the Closing Date as follows:

         4.1.     Americana's Access to Premises and Information.  Americana and its counsel, accountants and other representatives shall have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Action.  Action shall furnish or cause to be furnished to Americana and its representatives all data and information concerning the business, finances and properties of Action that may reasonably be requested.

         4.2.     Conduct of Business in Normal Course.  Action will carry on its business and activities diligently and in substantially the same manner as it has previously been carried out, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting, or other operations that will vary materially from those methods used by Action as of the date of this Agreement.

         4.3.     Preservation of Business and Relationships.  Action will use its best efforts to preserve its business organization intact, to keep available to Action its present employees and agents, and to preserve its present relationships with suppliers, customers and others having business relationships with them.

         4.4.     Maintenance of Insurance.  Action will continue to carry its existing insurance.  At the request of Americana and at
Americana's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement, Action carries on any of its property or in respect of its operations shall be increased by such amount or amount as Americana shall specify. Americana shall have the right to have any or all insurance policies carried by Action, including Worker's Compensation
Insurance, transferred to Americana at Americana's request.

         4.5.     New Transactions.  Action will not, without Americana's written consent, do or agree to do any of the following acts:

                           4.5.1.  Enter into any contract, commitment, or transaction not in the usual and ordinary course of business, or

                           4.5.2.  Enter into any contract, commitment, or transaction in the usual and ordinary course of business involving an amount exceeding Five Thousand Dollars ($5,000.00), individually, or in the aggregate.

         4.6.     Payment of Liabilities and Waiver of Claims.  Action will not waive or compromise any right or claim, or cancel, without full payment, any note, loan, or other obligation owing Action.

         4.7.     Existing Agreements.  Action will not modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do any of those acts.

         4.8.     Consents of Others.  As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Action will obtain the written consent when required of the persons described in the various
Schedules and Exhibits and will furnish to Americana executed copies of those consents.  Counsel for Americana in his sole discretion shall determine when such consents are reasonably required.  Provided, however, that Americana shall not be obligated under this paragraph to execute any guarantee, assumption of liability or other document or instrument requiring it to assume obligations not contemplated by this Agreement.

         4.9.     Documentation of Procedures and Trade Secrets.  At the request of Americana, Action will document and describe any of its trade secrets, processes, or business procedures specified by Americana, in form and content satisfactory to Americana.

         4.10.    Representations and Warranties True at Closing.  All representations and warranties of Action set forth in this
Agreement and in any written statements delivered by Action to Americana under this Agreement will also be true and correct as of the
Closing Date as if made on that date.

                                                               ARTICLE V
                                            CONDITIONS PRECEDENT TO AMERICANA'S PERFORMANCE

         5.1.     Accuracy of Action's Representations and Warranties.  Except as otherwise permitted by this Agreement, all representations and warranties by Action and Members in this Agreement or in any written statement that shall be delivered to
Americana under this Agreement shall be true in all material respects on and as of the Closing Date as though made at that time.

         5.2.     Performance by Action.  Action shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

         5.3.     No Material Adverse Change.  During the period from the date of this Agreement to the Closing Date there shall not have been any material adverse change in the financial condition or the result of operations of Action, and Action shall not have sustained any material loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

         5.4.     Tax Clearance.  Action shall deliver confirmation that all Los Angeles County Taxes, all California Franchise Taxes,
any sales and use taxes, and any other taxes accruing prior to the Closing Date have been paid.

         5.5.     Consents.  All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Action and delivered to
Americana.

         5.6.     Bulk Sales Transfer.  At the Closing, Action will have taken all necessary steps to enable Action to effectuate a valid, indefeasible transfer and sale of the assets described in this Agreement.  Among other things, Action will have fully complied with all California statutes regulating bulk transfers, and will have obtained all consents, releases, permissions and documents, if any, which may be necessary for the transfer and sale of the Purchased Assets to Americana.

         5.7.     Action's Approval.  Prior to the Closing, Action shall deliver to Americana copies, duly certified by its Members authorizing, ratifying and approving the terms and conditions of this Agreement, and the transactions contemplated hereby.

         5.8.     Approval of Documentation.  The form and substance of all certificates, instruments, opinions, and other documents delivered to Americana under this Agreement shall be reasonably satisfactory in all respects to Americana.

         5.9.     Delivery of Consulting Agreement.  Done! Ventures shall execute and deliver the Consulting Agreement attached hereto as Exhibit A.

                                                              ARTICLE VI
                                             CONDITIONS PRECEDENT TO ACTION'S PERFORMANCE

         The obligations of Action to sell and transfer the Purchased Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions:

         6.1.     Accuracy of Americana's Representations and Warranties.  All representations and warranties by Americana contained in this Agreement or in any written statement delivered by Americana under this Agreement shall be true in all material respects on and as of the Closing as though such representations and warranties were made on and as of that date.

         6.2.     Americana's Performance.  Americana shall have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with or satisfy before or at the Closing.

         6.3.     Americana's Corporate Approval.  The Board of Directors of Americana shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary and proper to fulfill the obligations of Americana to be performed under this Agreement on or before the Closing Date.

                                                             ARTICLE VII.

                                                              THE CLOSING

         7.1.     Time and Place.  The transfer of Purchased Assets by Action to Americana (the "Closing") shall take place at 10:00
a.m. on April 19, 2004, at the offices of Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angles, California or at
such other time and place as parties may agree (the "Closing Date").

         7.2.     Action's Obligations at Closing.  At the Closing, Action shall deliver or cause to be delivered to Americana:

                  7.2.1.  Instruments transferring to Americana all right, title and interest in and to Purchased Assets, or such other forms as Americana may reasonably request.

                  7.2.2.  A Bill of Sale transferring all of the Assets of Action being purchased hereunder in a form acceptable to
Americana and its counsel.

                  7.2.3.  The various letters, clearances, releases and certificates required to be delivered by Action to Americana hereunder.

                  7.2.4.  The consents required to be delivered hereunder.

                  7.2.5.  Such other items as may be reasonably necessary for the Closing to occur.

         7.3.     Cooperation by Action.  Action, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by
Americana, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Americana for the purpose of assigning, transferring, granting, conveying, and confirming to Americana, or reducing to possession, any or all property to be conveyed and transferred by this Agreement.

         7.4.     Americana's Obligations at Closing.  Americana will deliver each the Member Certificates representing an aggregate of 8,000,000 Shares; and such other items as may be reasonably necessary for the Closing to occur.

                                                             ARTICLE VIII
                                                  ACTION'S OBLIGATIONS AFTER CLOSING

         8.1.     Indemnities.  Action shall indemnify, defend and hold Americana harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, reasonable attorneys' fees (collectively, "Losses"), that it shall incur or suffer, which directly or indirectly arise out of, result from, or relate to any breach, or failure to perform, any of Action's representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Action under this Agreement; provided, however, that with respect to any such breach or failure to perform the representations and warranties of Action under this Agreement, Action shall only be required to indemnify Americana to the extent such Losses exceed
$5,000 (the "Threshold Amount") and in which event Action shall be responsible to indemnify Americana for all amounts including the
Threshold Amount, subject to the other provisions of this Section 8.1.  The indemnification described herein shall also apply in the event of an assertion against Americana, or Action's assets, by any person, entity, government or subdivision thereof, of any claim, demand, penalty, fine, or tax accruing prior to the Closing.  Said right of indemnification shall be the sole and exclusive right and remedy of the parties hereto with respect to third party claims; provided, that any party may seek injunctive relief in any proper court in accordance with the terms and provisions of this Agreement.  Notwithstanding the foregoing, Action's liability with respect to any claims arising out of or related to this Agreement shall in no event exceed $125,000.  Losses to be indemnified by Action under this Article VIII shall not include any consequential, incidental, special, indirect, exemplary or punitive damage or damages for lost profits or loss of business.  In addition, Action shall have no indemnification obligation or liability with respect to any misrepresentation or breach of warranty if the conditions, facts or circumstances giving rise to such misrepresentation or breach were disclosed in this Agreement or were otherwise known to Americana prior to or at the Closing (and such misrepresentation or breach of warranty shall not constitute a breach of this Agreement).

         8.2.     Non-Compete.  Each of the Members, severally (and not jointly or jointly and severally), hereby covenant and agree that for a period of two (2) years from the Closing Date, they will not directly or indirectly, whether with or through any person, firm, partnership, corporation or other entity or venture now existing or hereafter created, engage in, acquire an interest in
(whether as an employee, consultant, agent, proprietor, principal, partner, major stockholder, corporate officer, director or otherwise), nor participate in the financing, operation, management or control of any business which is competitive with the business of renting or selling extreme sports DVDs or videos; provided, however, that ownership or acquisition by any of the Members of an aggregate of less than 5% of the outstanding stock of any publicly traded company shall not constitute a violation of this Section
8.2.

         8.3.     Covenant Not to Solicit.  Each of the Members, severally (and not jointly or jointly and severally), hereby covenant and agree that for a period of two (2) years from the Closing Date, they will not directly or indirectly, whether with or through any person, firm, partnership, corporation or other entity or venture now existing or hereafter created, solicit or employ, or attempt to solicit or employ, any person who is or has been an officer, director, partner, manager, agent employee or consultant of Americana in a manner which would interfere with their services provided to Americana.

         8.4.     Covenant Not to Interfere.  Each of the Members, jointly and severally, hereby covenant and agree that for a period of two (2) years from the Closing Date, they will not directly or indirectly, whether with or through any person, firm, partnership, corporation or other entity or venture now existing or hereafter created, solicit the business of any person, firm or business entity which is or has been a customer, client, contractor, joint venturer, supplier or vendor of Americana, either directly or indirectly, whether with or through any person, firm, partnership, corporation or other entity now existing or hereafter created, in connection with the business of renting or selling extreme sports DVD's or videos, if the solicitation is done for the purpose of or with the reasonably foreseeable effect of harming or adversely affecting the business or operations of Americana.

         8.5.     Confidential Information.  Action further agrees not to divulge, communicate, use to the detriment of Americana, use for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Action, including personnel information, secret processes, know-how, customer lists, or other technical data.  Members acknowledge and agree that any information or data they have acquired on any of these matters or items was received in confidence and as a fiduciary of
Action and is included in the Purchased Assets hereunder.

                                                              ARTICLE IX
                                                 AMERICANA'S OBLIGATIONS AFTER CLOSING

         9.1.     Americana's Indemnity.  Americana agrees to indemnify and hold harmless Action against, and in respect of, any and all claims, losses, expenses, costs, obligations and liabilities it may incur by reason of Americana's breach of or failure to perform any of its warranties, guarantees, commitments, or covenants in this Agreement, or by reason of any act or omission of
Americana, or any of its successors or assigns, after the Closing Date, that (a) constitutes a breach or default under, or a failure to perform, any obligation, duty, or liability of Action under any loan agreement, lease contract, order, or other agreement to which it is a party or by which it is bound at the Closing Date, but only to the extent to which Americana expressly assumes these obligations, duties, and liabilities under this Agreement, or (b) arise out of, result from, or relate to any breach, or failure to perform, any of Americana's representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Americana under this Agreement.  Notwithstanding the foregoing,
Americana's liability with respect to any claims arising out of or related to this Agreement shall in no event exceed $125,000.
Losses to be indemnified by Americana under this Article IX shall not include any consequential, incidental, special, indirect, exemplary or punitive damage or damages for lost profits or loss of business.  In addition, Americana shall have no indemnification obligation or liability with respect to any misrepresentation or breach of warranty if the conditions, facts or circumstances giving rise to such misrepresentation or breach were disclosed in this Agreement or were otherwise known to Action prior to or at the
Closing (and such misrepresentation or breach of warranty shall not constitute a breach of this Agreement).

         9.2.     Registration Rights/Leak-Out.

                  9.2.1.  Piggy-Back Registration Rights.   If Americana at any time proposes to register any of its securities under the 1933 Act for sale to the public, whether for its own account or for the account of other security holders or both, except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the securities for sale to the public, each such time it will give at least fifteen (15) days' prior written notice to the record holder of the Shares of its intention so to do. Upon the written request of the record holder of the Shares, received by Americana within ten (10) days after the giving of any such notice by Americana, to register any of the Shares not previously registered, Americana will cause such Shares
(the "Registrable Securities") as to which registration shall have been so requested to be included with the securities to be covered by the registration statement proposed to be filed by Americana, all to the extent required to permit the sale or other disposition of the Registrable Securities so registered by the record holder of such Registrable Securities. In the event that any registration pursuant to this Section shall be, in whole or in part, an underwritten public offering of Common Stock of Americana, the number of shares of Registrable Securities to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that Americana and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by Americana therein; provided, however, that Americana shall notify Action in writing of any such reduction.

                  9.2.2.  Demand Registration Rights.  If Americana has not filed a registration statement to register the Registrable
Securities within 180 days after the Closing Date, Americana, upon a written request therefore from the record holders of a majority of the Shares, shall prepare and file with the Commission a Registration Statement covering the Shares which are the subject of such request.  In addition, upon the receipt of such request, Americana shall promptly give written notice to all other record holders of the Registrable Securities that such Registration Statement is to be filed and shall include in such Registration Statement
Registrable Securities for which it has received written requests within ten (10) days after Americana gives such written notice.
Such other requesting record holders shall be deemed to have exercised their registration rights under this Section.

                  9.2.3.  Leak-Out.  For a period of two (2) years following the Closing Date, each of the Members shall not, except as permitted herein, transfer, sell or assign any of the Shares without the prior written consent of Americana.  Each Member agrees and covenants not to sell any Shares within any three month period in excess of the volume limitations imposed by Rule 144(d).
Notwithstanding anything to the contrary contained herein, a Member may transfer the Shares, subject to applicable Federal and state securities laws, to any spouse, parent or member of such Member's immediate family, or any lineal descendent of such Member, a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of such Member's spouse, parent, lineal descendent, or a member of such Member's immediate family, or a trust, corporation, limited liability company, partnership or other entity, of which all of the beneficial interests are held directly or indirectly by such person or one or more persons described in this paragraph provided that such transferee agrees to be bound by the terms of this agreement.

                                                               ARTICLE X
                                                                 COSTS

         10.1.    Finder's or Broker's Fees.  Each of the parties represent that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.  Action and Americana each agree to indemnify and hold the other harmless against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

         10.2.    Expenses.  Each of the parties hereto shall pay their own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and enclosing and carrying out the transactions contemplated by this Agreement.  The expenses incurred in doing any act or in furnishing any document under this Agreement shall be borne by the party whose obligation it is to do so under this Agreement.

                                                              ARTICLE XI
                                                                GENERAL

         11.1     Effect of Heading.  The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         11.2     Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.3.    Schedules; Exhibits.  All schedules and exhibits referred to herein shall be deemed incorporated by reference in their entirety as though fully set forth at the places to which they are referred.  Unless otherwise stated, all references to schedules and exhibits are references to schedules and exhibits to this Agreement.

         11.4.    Gender.  Wherever appropriate in this Agreement, plural shall be deemed also to refer to the singular, the neuter shall be deemed to refer to the masculine, and vice versa.

         11.5.    Parties in Interest.  Nothing in this Agreement whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

         11.6.    Assignment.  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, no party may assign any or all of its rights under this Agreement without the prior written consent of the others.

         11.7.    Nature and Survival of Representations and Obligations. All representations, warranties, covenants and agreements of
Americana, Action, and the Members contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing (a) with respect to representations and warranties, for a period of two (2) years after the
Closing, and (b) with respect to covenants and agreements, until all obligations imposed thereby shall have been performed or satisfied or have terminated or expired in accordance with the respective terms of such covenant or agreement.  No claim for indemnification under this Agreement may be made by any party, and no obligation to indemnify in respect thereof shall exist, unless written notice of such claim shall have been given on or prior to the last day of the survival period relating to the provision(s) of this Agreement on which such claim is to be based.  The termination of any such representation, warranty or covenant shall not affect any claim for breach or inaccuracy of representations, warranties or covenants if such written notice shall have been given on or prior to such last day of such survival period.

         11.8.    Preparation of Agreement.  Each party acknowledges that:  (i) the party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion.  Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was he or it under any belief or understanding that such legal counsel was representing his or its interests and specifically Action and each Member understand that Richardson and Patel, LLP represents the interests of Americana only.  Each party agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

         11.9.   Governing  Law; Waiver of Jury Trial.  All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of California without giving effect to any choice or conflict of law provision or rule (whether in the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.  In furtherance of the foregoing, the internal law of the State of California will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

         BECAUSE  DISPUTES  ARISING IN  CONNECTION  WITH COMPLEX  FINANCIAL  TRANSACTIONS  ARE MOST  QUICKLY AND  ECONOMICALLY
         RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH  APPLICABLE LAWS TO APPLY (RATHER THAN  ARBITRATION
         RULES),  THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE,  TO
         ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION,  THE PARTIES HERETO WAIVE ALL
         RIGHT TO TRIAL BY JURY IN ANY ACTION,  SUIT OR PROCEEDING  BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES  UNDER
         THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

         11.10.   Submission to Jurisdiction.  Any legal action or proceeding with respect to this Agreement must be brought in the courts of the State of California or the United States of America located in the City of Los Angeles, California and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect to their property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereby irrevocably waive, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the venue or based on the grounds of forum non-conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

         11.11.   Injunctive Relief.  The Parties agree that a breach of this Agreement may cause Americana irreparable harm for which monetary damages are not adequate.  In addition to all other available legal remedies, Americana shall have the right to injunctive relief to enforce this Agreement.

         11.12.   Disclaimer.  ALL OF THE PURCHASED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED TO AMERICANA "AS
IS" AND "WHERE IS" AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR
USE OR A PARTICULAR PURPOSE, ARE EXCLUDED FROM THE SALE AND TRANSFER OF THE PURCHASED ASSETS AND ASSUMED LIABILITIES, EXCEPT AS
EXPRESSLY SET FORTH IN ARTICLE II HEREOF, BUT SUBJECT TO THE PROVISIONS OF SECTIONS 8.1 AND 11.7 HEREOF.  NEITHER ACTION NOR ANY OF
THE MEMBERS MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY NATURE WITH RESPECT TO THE PURCHASED ASSETS.

         11.13.   Severability.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.
Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         11.14.   Independence of Agreements, Covenants, Representations and Warranties.  All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such covenant.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.  The exhibits and any schedules attached hereto are hereby made part of this Agreement in all respects.

         11.15.   Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date of delivery if by overnight delivery by a recognized overnight delivery service with proof of delivery. Notice to Americana shall be delivered to Americana Publishing, Inc., 303 San Mateo NE, Suite 104A, Albuquerque, NM  87108, Attention: George Lovato,
Jr., with a copy to Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024, facsimile: (310)
208-1154, Attention:  Addison K. Adams, Esq., and to Action and each Member at the applicable address listed on the signature page hereto.  Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

         11.16   Entire Agreement; Modification; Waiver.  This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

                                                       [Signature page follows]

         IN WITNESS WHEREOF the parties have duly executed this Asset Purchase Agreement as of the date first written above.

"Action"                                                     "Members"

ACTION MEDIA GROUP, L.L.C.

By:
Name:  Joseph D. Agliozzo                                    Joseph D. Agliozzo
Title: Chief Executive Manager                               Address:

By:
Name:  Benjamin L. Padnos
Title: Manager
                                                             Benjamin L. Padnos
                                                             Address:

Address for Notice to Action:

______________________________
                                                             Peter C. Ocampo
______________________________                               Address:

"Americana"

AMERICANA PUBLISHING, INC.

By:
Name:  George Lovato
Title:  CEO and Chairman of the Board

                                                         DISCLOSURE SCHEDULES
                                                            (see attached)

                                                               EXHIBIT A

                                                         CONSULTING AGREEMENT
                                                            (see attached)